Exhibit 10.1

OFFICER RETENTION AGREEMENT

This OFFICER RETENTION AGREEMENT (the “Agreement”), effective November 14, 2014 (the “Effective Date”), is made by and between Samson Resources Corporation (the “Company”) and RANDY LIMBACHER (“Officer”) (collectively, the “Parties”).

WHEREAS, the Company recognizes assuring the continuity of employment of officers of the Company, including Officer, is important to the continued success of the Company; and

WHEREAS, the Company desires to provide additional incentives to assure that Officer will remain employed by the Company through September 1, 2015 (the “Retention Date”).

THEREFORE, in consideration of the foregoing and of the covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Retention Through the Retention Date.

If Officer remains continually employed by the Company from the Effective Date through the Retention Date and satisfies the other terms and conditions of this Agreement, Officer shall be entitled to: (a) accelerated vesting of Officer’s restricted stock and stock options, in each case granted to Officer by the Company or its affiliates under the Company’s 2011 Stock Incentive Plan, as it may be amended from time to time (the “2011 SIP”) and outstanding as of the Effective Date (such equity awards, the “Outstanding Awards”), (b) a retention award (as described below) that shall be made through either (i) participation in the Samson Resources Corporation Voluntary Severance Plan for Officers, as it may be amended from time to time (the “Voluntary Severance Plan”) (subject to Officer’s satisfaction of the notice and other conditions thereunder) or (ii) an award of stock of the Company and (c) put rights and call rights on Outstanding Awards and any award of common stock of the Company granted under this Agreement, as applicable, all subject to the terms and conditions below:

1.1 Accelerated Vesting of Outstanding Awards. If Officer remains continually employed by the Company through the Retention Date and satisfies the other terms and conditions of this Agreement, any Outstanding Awards shall become fully vested and, as applicable, exercisable as of the Retention Date.

1.2	Retention Award.

1.2.1 Separation from Employment as of the Retention Date. The Committee has adopted the Voluntary Severance Plan. If Officer satisfies the conditions of the Voluntary Severance Plan and voluntarily terminates employment as of September 1, 2015 in accordance therewith, Officer shall be entitled to the payments and benefits contemplated by the Voluntary Severance Plan, a copy of which is attached hereto as Appendix A (including Exhibit 1 thereto), and shall not be entitled to any payments or benefits under this Agreement.

1.2.2 Continuation of Employment after the Retention Date. If Officer remains employed by the Company until the beginning of business on September 2, 2015 and satisfies the other terms and conditions of this Agreement, the Company shall grant Officer an award of common stock of the Company (“Stock”) under the 2011 SIP which shall be equal in value to two times (2x) the sum of Officer’s Base Salary and Target Bonus (“New Award”). Stock awarded under this provision shall be subject to the terms and conditions of a Management Stockholders Agreement and issued based on the fair market value of the shares as of September 1, 2015, which value is to be finally determined by one of Tudor, Pickering, Holt, & Co.; Wells Fargo Advisors; RBC Bank; or Duff & Phelps Corporation, which shall be chosen by the Committee, in its sole discretion (the value as so determined as of any applicable date, the “Fair Market Value”). Stock awarded pursuant to this provision shall be fully vested as of the date of grant, which shall be September 2, 2015, and shall not be subject to repurchase or forfeiture for less than the applicable Fair Market Value. Officer shall be entitled, in Officer’s sole discretion, to satisfy in whole or in part any tax withholding requirements and other applicable deductions with respect to the stock awarded pursuant to this provision through the surrender to the Company of shares of Stock valued at the applicable Fair Market Value, including without limitation, shares granted pursuant to this Section 1.2.2.

1.3	Put Rights and Call Rights on Outstanding Awards and New Awards.

1.3.1 Separation from Employment as of the Retention Date. If Officer satisfies the conditions of the Voluntary Severance Plan and voluntarily terminates employment as of September 1, 2015 in accordance therewith, Officer shall be entitled to the put rights and call rights on Outstanding Awards contemplated by the Voluntary Severance Plan.

1.3.2 Continuation of Employment after the Retention Date. If Officer remains employed by the Company until the beginning of business on September 2, 2015 and satisfies the other terms and conditions of this Agreement, in lieu of the repurchase provisions provided for in Sections 4 and 5 of Officer’s management stockholders agreement(s) entered into by and between Officer and the Company (the “MSA”), for a period of thirty (30) days commencing on September 2, 2015 (such period, the “30-Day Put/Call Period”) (i) Officer may require the Company to purchase (“Put”) all, but not less than all, of any Outstanding Awards and New Awards or (ii) the Company may require Officer to sell (“Call”) all or any portion of any Outstanding Awards and New Awards, in each case, at a price equal to Fair Market Value (less the exercise price in the case of stock options) on the repurchase date. For the avoidance of doubt, for purposes of this Section 1.3.2, the term Outstanding Awards shall include any and all securities acquired by Officer upon the vesting, exercise and/or settlement of any Outstanding Award. For the avoidance of doubt, if the Put or Call are not exercised during the 30-Day Put/Call Period, the otherwise applicable repurchase rights in the MSA shall apply and the “fair market value” shall be determined under the MSA.

Except as expressly provided herein with respect to the determination of Fair Market Value, the Put provided for hereunder shall be subject to the same terms and conditions as set forth in Sections 4(b) through (e) of the MSA and the Call provided for hereunder shall be subject to the same terms and conditions as set forth in Sections 5(e) through (h) of the MSA.

2.	Notice of Separation of Employment by Officer. No later than July 15, 2015, Officer shall notify the Company of Officer’s intention to terminate employment as of the Retention Date, to the extent applicable. Notice under this provision shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, to the address set forth below:

Samson Resources Corporation

Two West Second Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

3.	Good Faith Negotiation of Future Compensation and Severance. Except where Officer has provided timely notice no later than July 15, 2015 in accordance with Section 2 that Officer intends to terminate employment with the Company as of September 1, 2015, no later than June 1, 2015, the Parties agree to engage in good faith negotiations to reach agreement concerning Officer’s compensation and severance terms to be effective following the Retention Date.

4.	No Right to Continued Employment. Nothing contained in this Agreement alters any other terms or conditions of Officer’s employment. For the avoidance of doubt, this Agreement does not, in any way, negate Officer’s employment-at-will status with the Company, nor shall it be construed as, a contract for employment for any length of time, or interfere with the rights of the Company to discharge Officer from employment with or without Cause or with or without notice.

5.	Termination by the Company for Reason Other than Cause Prior to the Retention Date. If Officer’s employment with the Company terminates for any reason (other than by the Company for Cause) prior to the Retention Date, Officer shall be entitled to receive the Accrued Rights on the next regularly scheduled payroll date following the Separation Date (or such earlier date as may be required by applicable law), except that any such Accrued Rights payable under an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) shall be paid as and when provided by the terms of the applicable plan. In addition, if Officer’s employment is terminated by the Company prior to the Retention Date for any reason other than for Cause, in addition to any other payments, rights or benefits to which Officer may become entitled under his Employment Agreement, dated April 18, 2013 and any amendments thereto (the “Employment Agreement”), Officer shall be entitled to: (a) accelerated vesting and, as applicable, exercisability of Outstanding Awards as provided in Section 1.1 above (and, for the avoidance of doubt, Officer shall be entitled, in Officer’s sole discretion, to satisfy in whole or in part any tax withholding requirements and other applicable deductions arising in connection with the vesting, settlement and/or exercise of such awards through the surrender to the Company of shares of Stock valued at the applicable Fair Market Value (as defined herein or in the 2011 SIP), including without limitation, shares obtained upon the exercise and/or settlement of Outstanding Awards); and (b) Put Rights and Call Rights on Outstanding Awards, as provided in Sections 5.1 and 5.2 below. The Company agrees that Officer is not required to seek other employment or to attempt in any way to reduce or mitigate any rights pursuant to this Section 5 (or under the Employment Agreement). Further, the amount of any award or right provided for under this Section 5 (or under the Employment Agreement) shall not be reduced by any compensation earned by Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Officer to the Company, or otherwise (except as expressly provided herein).

5.1	Put Rights and Call Rights on Outstanding Awards. In lieu of the repurchase provisions provided for in Sections 4 and 5 of the MSA, for a period of ninety (90) days commencing on September 2, 2015 (such period, the “90-Day Put/Call Period”) (i) Officer may Put all, but not less than all, of any Outstanding Awards or (ii) the Company may Call all or any portion of any Outstanding Awards, in each case, at a price equal to Fair Market Value (less the exercise price in the case of stock options) on the repurchase date. For the avoidance of doubt, for purposes of this Section 5.1, the term Outstanding Awards shall include any and all securities acquired by Officer upon the vesting, exercise and/or settlement of any Outstanding Awards. For the avoidance of doubt, if the Put or Call are not exercised during the 90-Day Put/Call Period, the otherwise applicable repurchase rights in the MSA shall apply and the “fair market value” shall be determined under the MSA.

Except as expressly provided herein with respect to the determination of Fair Market Value, the Put provided for hereunder shall be subject to the same terms and conditions as set forth in Sections 4(b) through (e) of the MSA and the Call provided for hereunder shall be subject to the same terms and conditions as set forth in Sections 5(e) through (h) of the MSA.

5.2	Notwithstanding anything herein to the contrary, in order to receive the Put, as provided in this Section 5, Officer must execute and not revoke a Waiver and Release of Claims Agreement, the form of which is attached hereto as Appendix B.

6.	Successors, Binding Agreement; Assignment.

6.1	This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation, any person acquiring, directly or indirectly, all or substantially all of the assets of the Company, whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed the “Company” for purposes of this Agreement. In addition to any obligations imposed by law upon any successor to the Company, to the extent not automatically transferred or assumed by operation of law, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.2	The Company’s obligations under this Agreement shall inure to the benefit of and be enforceable by Officer’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Officer dies while any amount would still be payable to Officer hereunder (other than amounts which, by their terms, terminate upon the death of Officer) if Officer had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Officer’s estate.

6.3	Except as otherwise provided herein or by law, no right or interest of Officer under this Agreement shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of Officer under this Agreement shall be subject to, any obligation or liability of Officer.

7.	Effect of Agreement on Other Benefits. This Agreement does not supersede or void any severance plan, agreement or benefit of the Company to which Officer may be entitled; provided, however, that if Officer becomes entitled to (i) an award of Stock pursuant to Section 1.2 above, or (ii) payments and benefits pursuant to Section 5 above, in either case, then Officer shall not be entitled to any payments or benefits pursuant to the Voluntary Severance Plan, and Officer shall have no further rights or interests thereunder. If the Company is obligated by law, contract or pursuant to the terms of a Company-maintained plan or agreement (including without limitation, the Employment Agreement) to pay Officer other severance, termination or notice pay in connection with Officer’s termination of employment with the Company prior to the Retention Date (collectively, “Other Payments”), then the value or amount of the Retention Award otherwise payable to Officer shall be reduced by the amount of any such Other Payments actually paid to Officer (but not below zero), and in the event that the amount of such Other Payments exceeds the full value or amount of the Retention Award, the Retention Award shall be reduced to zero and Officer shall instead receive the full amount of the Other Payments (the “Offset”).

8.	Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that (i) Officer becomes entitled to the Retention Award hereunder, and (ii) any Other Payments also become payable under another Company plan or agreement that triggers the Offset, then, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Offset amounts shall instead be paid at such time or times provided for in such other plan or agreement so as to avoid any such imposition of taxes or penalties.

9.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall, in all respects, be governed by the laws of the State of Oklahoma.

10.	Modification. This Agreement may only be modified or amended by a writing executed by the Parties hereto. Any purported modification or amendment in any other form shall be null and void ab initio.

11.	Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.	Attorneys’ Fees. In any suit brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover all reasonable attorneys’ fees, costs and expenses incurred in such suit.

13.	Withholding. Any payments provided for hereunder shall be paid net of any applicable withholding or other applicable taxes required under federal, state or local law. In the event Officer receives a grant of Stock as provided in Section 1.2 or becomes entitled to accelerated vesting, settlement and/or exercisability of Outstanding Awards under Section 5 above, Officer shall be entitled, in Officer’s sole discretion, to satisfy in whole or in part any tax obligations associated with that grant, vesting, settlement and/or exercise, as applicable, by surrendering shares of stock with a Fair Market Value (as defined herein or in the 2011 SIP as applicable) equal to the applicable tax obligation.

14.	Definitions.

14.1	“Accrued Rights” means (i) any Base Salary earned by Officer through, but not paid to Officer as of the Separation Date; (ii) Officer’s Target Bonus for 2014 (in full), to the extent not already paid to Officer; (iii) Officer’s “Special Bonus,” as approved by the Committee on August 29, 2014 to the extent not already paid to Officer; (iv) a prorated portion of Officer’s 2015 Target Bonus determined by multiplying the 2015 Target Bonus by a fraction, the numerator of which equals the number of days elapsed in 2015 through the Separation Date and the denominator of which equals 365 (and, for the avoidance of doubt, this amount shall equal zero if the Separation Date occurs in 2014); and (v) any vested employee benefits to which Officer is entitled as of the Separation Date (including properly incurred but unreimbursed business expenses submitted for reimbursement on or prior to the Separation Date) under the employee benefit plans of the Company (excluding any severance payments or benefits under any (A) plans, policies or programs of the Company or any of its affiliates or (B) agreements or arrangements with Officer, in each case, which shall not constitute Accrued Rights hereunder).

14.2	“Base Salary” shall mean Officer’s annual base salary as currently in effect on August 31, 2015 disregarding any decrease that may occur between the Effective Date and the Retention Date.

14.3	“Cause” shall have the meaning set forth in the Employment Agreement.

14.4	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

14.5	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

14.6	“Separation Date” shall mean Officer’s final day of employment with the Company.

14.7	“Target Bonus Opportunity” shall mean the annual target bonus communicated to Officer for determining cash bonus opportunity, which is calculated as a percentage of Officer’s Base Salary, disregarding any reduction that may occur between the Effective Date and the Retention Date or Separation Date, as applicable.

14.8	“Target Bonus” shall mean Officer’s Target Bonus Opportunity for 2015 (or, if the Separation Date occurs in 2014, for 2014) multiplied by Officer’s Base Salary.

15.	Section 409A. The intent of the Parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, Officer shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Officer would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement, including without limitation, each installment of the Retention Award (if payable), shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following Officer’s separation from service shall instead be paid on the first business day of the seventh month following Officer’s separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to Officer under this Agreement shall be paid to Officer promptly following Officer’s substantiation thereof, but in any event, on or before the last day of the calendar year following the calendar year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one calendar year may not effect amounts reimbursable or provided in any subsequent calendar year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. Officer shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

***SIGNATURES ON FOLLOWING PAGE***

Samson Resources Corporation

/s/ Philip W. Cook
By:	Philip W. Cook
Its:	Authorized Signatory

Accepted and agreed to by:

/s/ Randy L. Limbacher
Randy L. Limbacher

[ADDRESS]

[ADDRESS]

11th day of November, 2014.

Appendix A

VSP

Appendix B

Release

Appendix B

(To be Used ONLY for Terminations under Section 5 of the Officer Retention Agreement)

FORM OF1

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Release”) is being entered into by and between [OFFICER NAME] (“Officer”) and Samson Resources Corporation (“Company”), subject to the terms and conditions set forth in this Release, for the purpose of complying with the release requirements contained in the Officer Retention Agreement (the “Retention Agreement”) by and between Officer and the Company. As used in this Release, “Company” is defined as, shall mean and shall include (i) Samson Resources Corporation and any of its subsidiaries or affiliates, (ii) Samson Investment Company and any of its subsidiaries or affiliates (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Officer Retention Agreement.

Officer and Company acknowledge that a termination has occurred pursuant to Section 5 of the Officer Retention Agreement as of [DATE OF TERMINATION] (“Separation Date”) and in connection with such event, Officer is entitled to receive the payments and benefits provided for under Section 5 of the Officer Retention Agreement, subject to Officer’s execution (without revocation by Officer) of this Release and such other obligations of Officer as set forth in the Officer Retention Agreement required to receive the payments and benefits provided thereunder.

1.	Severance Benefits.

1.1	In exchange for Officer’s promises in this Release, Company agrees to tender to Officer the payments and benefits set forth in Section 5 of the Officer Retention Agreement (the “Severance Payments”).

1.2	Officer agrees that he/she will be entitled to receive such Severance Payments only if Officer accepts, executes and does not revoke this Release, which requires Officer to release both known and unknown claims occurring prior to the date Officer signs this Release.

1.3	Officer agrees that the Severance Payments tendered, under Section 5 of the Officer Retention Agreement constitute fair and adequate consideration for the execution of this Release and are extra benefits to which Officer would not otherwise be entitled.

[1]	To be customized at time of termination solely to address bracketed items in this Release, and updates to reflect any updates/successor statutes to those laws referenced herein.

1.4	Officer has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and such Severance Payments are in addition to payments and benefits to which Officer is otherwise entitled under applicable law and/or Company benefit plans (excluding any severance plans, policies or programs of Company or any of its affiliates or any agreements with Officers, in each case, under which Officer shall not be entitled to any payments or benefits).

2.	Claims That Are Being Released.

Officer agrees that this Release constitutes a full and final release by Officer and Officer’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Officer has or may have to date against Company and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Company’s benefits, and their respective officers, directors, managers, members, shareholders, Officers, predecessors, successors, and assigns, arising out of or related to Officer’s employment and/or the termination thereof, any agreements between Officer and Company, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Officer signs this Release. To the fullest extent allowed by law, Officer hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments as set forth in the Officer Retention Agreement. This Release is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Company’s right to terminate Officers, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Oklahoma Anti-Discrimination Act, the Colorado Anti-Discrimination Act, the Texas Labor Code and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

b.	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, claims under the Standards for Workplace Drug and Alcohol Testing Act (Oklahoma); and claims for wrongful termination in violation of public policy;

c.	Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Company’s or its affiliates’ employee benefit plans, as applicable;

d.	Claims arising under the Worker Adjustment and Retraining Notification Act or similar state or local laws; and

e.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

3.	Claims That Are Not Being Released.

3.1	Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after Officer signs this Release, (c) any claims or rights with respect to the Accrued Rights or the Severance Payments, (d) any claims or rights arising after Officer signs this Release that Officer may have in Officer’s capacity as a stockholder of the Company or to payments or benefits under any equity award agreement between the undersigned and Company or (e) to any claims or rights, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between Officer and the Company or under the bylaws, certificate of incorporation or other similar governing document of Company.

3.2	Further, this Release will not prevent Officer from doing any of the following:

a.	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Officer lives and works, provided Officer satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Officer is entitled to such benefits);

b.	Asserting any right that is created or preserved by the Officer Retention Agreement or this Release, such as Officer’s right to receive the Severance Payments; and

c.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Officer is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Officer’s behalf).

4.	Additional Officer Covenants.

4.1	Confidential or Proprietary Information. Officer agrees not to use, remove from the Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of the Company or any affiliated or related entities, including but not limited to, trade secrets, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company and any affiliated or related entities.

4.2	Code of Business Conduct and Ethics. Following the Separation Date, Officer shall adhere to his/her continuing obligations under the Company’s Code of Business Conduct and Ethics.

4.3	Solicitation of Employees, Consultants and Other Parties. Officer agrees that during the term of his or her employment, and for a period of 12 months immediately following his or her Separation Date for any reason, Officer shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees, either for Officer or for any other person or entity, and Officer further agrees not to otherwise interfere with the relationship between Company or any of the Company’s employees.

4.4

Non-Disparagement. Officer agrees that he or she will not engage in any conduct that is injurious, damaging or disparaging to the reputation and/or interest of the Company, including its past and present parent companies, members, managers, officers, shareholders, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans and funds, successors and assigns and all of its and their past or present directors, members, managers, officers, agents, trustees, administrators, attorneys, employees, fiduciaries and assigns (whether acting as agents for Company, its affiliates or its related entities or in their individual capacities, collectively the “Company Group”), including but not limited to: (i) divulging, communicating, or in any way making use of any confidential, sensitive or proprietary information acquired in the performance of Officer’s duties for the Company; (ii) publicly or privately disparaging, or inducing or encouraging others to publicly or privately disparage, any member of the Company Group; (iii) retaliating against any member of the Company Group in any way whatsoever; or (iv) disclosing the facts or circumstances giving rise to or surrounding the termination of Officer’s employment with the Company. For the purpose of this Release, the term “disparage” or “disparaging” shall include, without limitation, comments or statements to the press or any individual or entity with whom the Company Group has a business relationship that would adversely affect in any manner: (a) the conduct of a member of the Company Group’s business, or (b) the business reputation of the Company group. For the purpose of this Release, “Releasees” shall mean the Company.

4.5	Acknowledgement. Officer acknowledges and agrees that any violation by Officer of the provisions of Sections 4.2 through 4.4 shall be considered a material breach of Officer’s obligations under this Plan as to which the Company may (a) cease any severance payments or other benefits provided to Officer pursuant to the Officer Retention Agreement and (b) seek repayment of other payments made to Officer pursuant to the Officer Retention Agreement. Officer also consents, to the extent permitted by law, to the entry of injunctive relief against Officer without the necessity of the Company posting a bond, in addition to the Company’s right to pursue any and all of its remedies under law. Officer agrees that the Company’s actions pursuant to this Section, including but not limited to filing a legal action, are permissible and are not and will not be considered by Officer to be retaliatory. Officer further acknowledges that nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by Officer of any of the provisions of Sections 4.2 through 4.4, which may be pursued by the Company.

4.6	Officer represents that he/she has not filed any complaints or charges against Company relating to his/her separation or the terms or conditions of Officer’s former employment with Company and that if any agency or court assumes jurisdiction of any complaint or charge against Company on behalf of Officer concerning Officer’s former employment with Company, Officer understands and agrees that he/she has, by his/her knowing and willing execution of this Release, waived his/her right to any form of recovery or relief against Company relating thereto including, but not limited to, any entitlement to attorneys’ fees accruing there from; provided, however, that this provision shall not preclude Officer from pursuing appropriate legal relief against Company for redress of a material breach of by Company of this Release.

4.7	Officer acknowledges and understands that the Severance Payments given for this Release shall not be in any way construed as an admission by Company of any improper acts or any improper employment decisions, and that Company specifically disclaims any liability on the part of itself, its agents, Officers, representatives or assigns in this regard.

5.	Effective Date.

5.1	Officer understands and acknowledges that by signing this Release, Officer is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

5.2	The parties understand and agree that:
a.	Officer will have a period of 45 calendar days in which to decide whether or not to sign this Release, and an additional period of seven calendar days after signing in which to revoke this Release. If Officer signs this Release before the end of such 45-day period, Officer certifies and agrees that the decision is knowing and voluntary and is not induced by Company through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Release before the end of such 45-day period.

b.	In order to exercise this revocation right, Officer must deliver written notice of revocation to the attention of Company’s General Manager—Human Resources, Kim Harding, on or before the seventh calendar day after Officer executes this Release. Officer understands that, upon delivery of such notice, this Release shall terminate and become null and void.

c.	The terms of this Release will not take effect or become binding, and Officer will not become entitled to receive the Severance Payments as set forth in the Officer Retention Agreement, until that seven-day period has lapsed without revocation by Officer. If Officer elects not to sign this Release or revokes same within seven calendar days of signing, Officer will not receive such Severance Payments.

d.	Subject to Section 1 of this Release, all Severance Payments payable hereunder shall be paid in accordance with the applicable terms of the Officer Retention Agreement.

e.	If applicable, and in compliance with the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (collectively the “Acts”), Officer is provided the information in Exhibit “1” to this Release as may be required by the Acts.

6.	Governing Law.

6.1	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

6.2	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

This Release was provided to Officer for consideration on [insert date].

OFFICER IS HEREBY ENCOURAGED AND ADVISED TO CONFER WITH AN ATTORNEY REGARDING THIS RELEASE. BY SIGNING THIS RELEASE, OFFICER ACKNOWLEDGES THAT OFFICER HAS CONSULTED, OR HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OR A REPRESENTATIVE OF OFFICER’S CHOOSING, IF ANY, AND THAT OFFICER IS NOT RELYING ON ANY ADVICE FROM COMPANY, ITS AGENTS OR ATTORNEYS IN EXECUTING THIS RELEASE.

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Officer certifies that he/she has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Officer further states and confirms that Officer has signed this Release knowingly and voluntarily and of Officer’s own free will, and not as a result of any threat, intimidation or coercion on the part of Company or its representatives or agents.

OFFICER

Date:

COMPANY

Date:	BY:

ITS: